Exhibit 14

KOREA MILESTONE ACQUISITION CORPORATION

Code of Ethics for Directors, Officers and Employees

General.

This Code of Ethics (“Code”) sets forth the guiding principles by which we operate Korea Milestone Acquisition Corporation and its subsidiaries, if any (the “Company”), and conduct our daily business with our shareholders, customers, vendors and with each other. These principles apply to all of the Company’s directors, officers and employees.

The Code does not specify appropriate conduct for every person in every situation but is intended to assist in the identification of common and/or sensitive business situations where public trust and confidence might be compromised or a statutory or regulatory requirement violated and to set forth guidelines governing such situations.

The Code is not a contract and does not create or describe any obligations of the Company. This Code supplements but does not supplant those specific policies and procedures that may be adopted throughout the Company.

It is the responsibility of each director, officer and employee to become familiar with the provisions of this Code. All directors, officers and employees of the Company are expected and required to act in full compliance with the Code at all times. Strict adherence to this Code is a condition of continued employment or affiliation with the Company. Under no circumstances shall there be deviations or exceptions to this Code unless authorized in advance and in writing by the Company’s Board of Directors (the “Board”). Any such deviations or exceptions will be promptly disclosed as and to the extent required by applicable law or the Securities and Exchange Commission (“SEC”) or the appropriate stock exchange regulation.

This Code has been adopted to assist you in fulfilling your responsibilities at the Company. If you have any questions concerning the Code, please contact the Company’s Chief Executive Officer.

Principles and Ethics

Each director, officer and employee of the Company will adhere to the following principles and responsibilities, which will govern his or her professional conduct and ethics:

•	Act with honesty and integrity;

•
In the case of directors, officers and employees with existing business affiliations prior to becoming engaged by the Company that are disclosed to the Company before such engagement (“Pre-Existing Business Affiliations”), avoid actual or apparent conflicts of interest with such business affiliations (the “Prior Business Affiliations”) to the extent reasonably practicable and avoid all other actual or apparent conflicts of interest in professional or personal relationships. Where any director, officer or employee with a Pre-Existing Business Affiliation cannot avoid a conflict of interest with a Prior Business Affiliation, such director or officer shall act in a manner expected to protect and advance the Company’s best interests, subject to any fiduciary duties such person may have to any such Prior Business Affiliation. A “conflict of interest” will exist whenever an individual’s private or other professional interests conflict in any way (or even appear to conflict) with the interests of the Company. It is the responsibility of each director, officer and employee to disclose any relationship or transaction that could reasonably be expected to constitute a conflict of interest.

•
In the case of all directors, officers and employees, except directors, officers and employees with Pre-Existing Business Affiliations, avoid all actual or apparent conflicts of interest in personal and professional relationships;

•	Protect the assets of the Company and ensure their proper use;

•
Provide constituents with information that is full, fair, accurate, complete, objective, relevant, timely and understandable, and, in the case of the Chief Executive Officer and Chief Financial Officer, review the annual and quarterly reports (as applicable) before certifying and filing them with the SEC;

•	Comply with all applicable laws, rules and regulations of applicable governments and jurisdictions, and other applicable private and public regulatory agencies;

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

•
Respect the confidentiality of information (whether about the Company or any other person or entity) acquired in the course of business except when authorized or otherwise legally obligated to disclose the information and under no circumstance use such confidential information acquired in the course of business for personal advantage;

•	Actively promote ethical behavior among the Company’s employees and as a responsible partner with industry peers and associates;

•	Maintain control over and responsibly manage all assets and resources of the Company employed by or entrusted to him or her by the Company;

•
Report illegal or unethical conduct by any director, officer, or employee that has occurred, is occurring, or may reasonably be expected to occur, including any potential violations of this Code or any other codes of business conduct or ethics of the Company, such report to be made to the Chief Executive Officer or any member of the Company’s Audit Committee;

•	Do not retaliate against any other person for reports of potential violations of this Code that are made in good faith; and

•	Comply with this Code and any other codes of business conduct or ethics of the Company.

Violations.

Any director, officer or employee who violates the standards of this Code shall be subject to disciplinary action, up to and including termination of employment or affiliation with the Company, as determined by the Board or a duly authorized committee of the Board.

Waivers.

There shall be no waiver of, modification of, change to or termination of any part of this Code, except by a vote of the Board or the Audit Committee, as applicable. If a waiver of, modification of, change to or termination of, this Code is granted or made, then the notice of such waiver, modification, change or termination shall be posted on the Company’s website, if any, within five (5) business days of the vote of the Board or the Audit Committee, or shall be disclosed otherwise as and to the extent required by applicable law and/or the NASDAQ Stock Market (“NASDAQ”) or other listing standards or SEC rules or regulations. Any such notices posted on the Company website shall remain there for a period of at least twelve (12) months and shall be retained in the Company’s files as required by law. In determining whether to waive any provisions of this Code, the Board (or its duly authorized committee) shall consider whether the proposed waiver is consistent with honest and ethical conduct.

Enforcement.

The Company’s Chief Executive Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, notwithstanding the foregoing, the Audit Committee is responsible for granting waivers and determining sanctions, as appropriate, and any approvals, interpretations or waivers sought by the Company’s principal executive officers or directors will be considered by the Audit Committee.

The Company will follow these procedures in investigating and enforcing this Code:

•	the Chief Executive Officer will take any action he considers appropriate to investigate any actual or potential violations reported to him;

•
if, after such investigation, the Chief Executive Officer believes that no violation has occurred, the Chief Executive Officer shall meet with the person reporting the violation for the purposes of informing such person of the reason for not taking action;

•	any matter that the Chief Executive Officer believes is a violation will be reported to the Audit Committee;

•
if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures, notification to appropriate personnel of the Company, or dismissal of the person as an executive officer of or director of the Company;

•	the Audit Committee will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by applicable SEC or NASDAQ rules.

The Audit Committee, in determining whether waivers should be granted and whether violations have occurred, and the Chief Executive Officer, in rendering decisions and interpretations and in conducting investigations of potential violations under the Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including, but not limited to a senior legal officer of the Company, counsel to the Company, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Audit Committee for the retention of independent auditors to perform permissible non-audit services.

Acknowledgment.

Each director, officer and employee of the Company shall be required to sign an acknowledgment with respect to this Code in the form attached hereto as Exhibit A. To the extent required by the Board, each director, officer and employee of the Company shall be required to sign such acknowledgment on an annual basis.

Exhibit A

KOREA MILESTONE ACQUISITION CORPORATION

Acknowledgment
of
Code of Ethics for Directors, Officers and Employees

To: Korea Milestone Acquisition Corporation Directors, Officers and Employees

The undersigned hereby certifies and acknowledges that he or she:

(1)	has read and understands the Company’s Code of Ethics for Directors, Officers and Employees; and

(2)	affirms and agrees to comply with such Code.

Date: _________________________	________________________________
Name:___________________________
Title:____________________________